Exhibit 99.1

DESTINATION MATERNITY ANNOUNCES DEPARTURE OF EXECUTIVE VICE PRESIDENT & CHIEF ADMINISTRATIVE OFFICER

MOORESTOWN, N.J. —(BUSINESS WIRE)—Jun. 5, 2018— Destination Maternity Corporation (NASDAQ: DEST) (the “Company”) announced today that Ronald J. Masciantonio, Executive Vice President & Chief Administrative Officer, and the Company have mutually agreed that Mr. Masciantonio will be departing the Company to pursue other opportunities, effective immediately.

“For over thirteen years, Ron has been a valuable member of the Destination Maternity team. We want to thank him for his years of service to the organization and wish him all the best in his future endeavors,” said Marla A. Ryan, Destination Maternity’s Chief Executive Officer.

Mr. Masciantonio said, “I have greatly enjoyed my time at Destination Maternity and it has been an honor for me to work with so many talented and hardworking individuals through the years. Although I am leaving to pursue other opportunities, I wish Ms. Ryan and the entire team all the best as Destination Maternity begins this next exciting phase of its journey.”

Mr. Masciantonio served as Destination Maternity’s Executive Vice President & Chief Administrative Officer since November 2012. Prior to November 2012, Mr. Masciantonio held a variety of positions at the Company serving as Vice President & General Counsel, Senior Vice President and Executive Vice President.

Destination Maternity does not plan to pursue a new Chief Administrative Officer at this time.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this release or made from time to time by management of the Company, including those regarding management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully manage our real estate relationships, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), availability of suitable store locations, our ability to develop and source merchandise and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this release. The Company assumes no obligation to update or revise the information contained in this release (whether as a result of new information, future events or otherwise), except as required by applicable law.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 28, 2017, Destination Maternity operates 1,147 retail locations in the United States, Canada and Puerto Rico, including 501 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of October 28, 2017, Destination Maternity has 208 international franchised locations, including 16 standalone stores operated under one of the Company’s nameplates and 192 shop-in-shop locations.

Media Contact

Sloane & Company

Dan Zacchei, 212-486-9500

Dzacchei@sloanepr.com

Or

Janet Reinhardt, 212-486-9500

jreinhardt@sloanepr.com

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